Exhibit 21.1

iROBOT CORPORATION
SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name	Jurisdiction of Incorporation/Formation

(Date of Voluntary Dissolution 4-12-21)
iRobot US Holdings, LLC	Delaware
iRobot Holdings LLC	Delaware
Guangzhou iRobot Robot Technology Consulting Company Limited	China
iRobot (Shanghai) Ltd,	China
iRobot (HK) Limited	Hong Kong
iRobot Japan G.K.	Japan
iRobot UK Ltd.	United Kingdom
iRobot France SAS	France
iRobot Belgium SPRL	Belgium
iRobot Portugal, Unipessoal Lda	Portugal
iRobot Austria GmbH	Austria
iRobot Germany GmbH	Germany
iRobot Netherlands B.V.	Netherlands
iRobot Iberia S.L.	Spain
(Liquidated)
Aeris Cleantec AG	Switzerland
Aeris HealthInc.	United States
Aeris Beijing, Ltd.	China